CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 28, 2025, relating to the financial statements and financial highlights of The Future Fund ETFs comprising One Global ETF (formerly known as The Future Fund Active ETF) and The Future Fund Long/Short ETF, each a series of Northern Lights Fund Trust II, which are included in Form N-CSR for the year ended May 31, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectuses and “Other Service Providers” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 24, 2025